UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 15, 2006

Kitty Hawk, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-25202 (Commission File Number)	75-2564006 (I.R.S. Employer Identification No.)

1515 West 20th Street P.O. Box 612787 DFW International Airport, Texas (Address of principal executive offices)		75261 (Zip Code)
Registrant’s telephone number, including area code: (972) 456-2200
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
Employment Agreement

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Employment Agreement with Gary L. Jensen
     General. Effective December 15, 2006, Gary L. Jensen entered into an employment agreement (the “Agreement”) with Kitty Hawk, Inc. (the “Company”). Pursuant to the Agreement, the Company employs Mr. Jensen as the Vice President and Chief Operating Officer for Kitty Hawk Ground, Inc. The Agreement has a two-year term commencing on December 15, 2006, with automatic renewals for successive one-year terms, subject to earlier termination by either party for any reason. A copy of the Agreement is attached to this report as Exhibit 10.1 and the following description is qualified in its entirety by reference to the attached Agreement.
     Compensation and Benefits. Under the Agreement, Mr. Jensen is entitled to an annual base salary of $200,000. Thereafter, Mr. Jensen’s annual base salary will be reviewed at least annually and may be increased in the sole discretion of the Compensation Committee of the Company’s Board of Directors. The Company may not decrease the salary of Mr. Jensen during the term of the Agreement. In addition, Mr. Jensen is eligible to receive an annual cash performance bonus based on the achievement of annual performance goals to be determined annually by the Compensation Committee of the Company’s Board of Directors. Mr. Jensen is also eligible to participate in any incentive compensation plans applicable to senior executive officers that are adopted by the Company’s Board of Directors and any benefit programs adopted by the Company for the benefit of its executive officers.
     Effect of Termination. Under the Agreement, if Mr. Jensen’s employment is terminated by the Company other than for “Cause” (as defined in the Agreement) or by the Company not renewing the Agreement or by Mr. Jensen for “Good Reason” (as defined in the Agreement), Mr. Jensen is generally entitled to receive:
•	six months of his annual base salary in effect on the date of termination (the “Severance Payment”), reduced in the case of the Company’s election to not renew the Agreement by certain remuneration earned by Mr. Jensen in the six months following termination;

•	a pro-rated bonus for the year of termination equal to (i) the bonus Mr. Jensen would have earned for such year if he was employed by the Company through the end of the year, multiplied by (ii) the percentage of the year of termination that Mr. Jensen was employed by the Company (the “Pro-Rated Bonus”); and

•	Mr. Jensen’s previously earned and unpaid salary, previously earned and unpaid bonus for the year prior to termination, accrued vacation, unreimbursed business expenses and other accrued benefits.
     In addition to the foregoing, the options under Mr. Jensen’s currently outstanding incentive stock option agreement that would have vested during the twelve months following his separation date if he had remained employed by the Company would immediately vest and become exercisable and any future equity based awards granted to him would become immediately fully vested and exercisable. In addition, the Company would also continue to provide life and disability insurance, medical, vision and dental coverage and other health and welfare benefits (the “Insurance Benefits”) to Mr. Jensen for up to six months following separation.

     If Mr. Jensen’s employment with the Company is terminated by reason of death or disability, by Mr. Jensen without Good Reason, by Mr. Jensen not renewing the term of the Agreement or by the Company for Cause, Mr. Jensen is generally entitled to receive his previously earned and unpaid salary, previously earned and unpaid bonus for the year prior to termination (except if Mr. Jensen terminates the Agreement without Good Reason or by not renewing the Agreement and such termination is prior to the finalization of the Company’s prior year audited financial statements or if the Company terminates the Agreement for Cause), accrued vacation, unreimbursed business expenses and other accrued benefits. In addition, if Mr. Jensen’s employment with the Company is terminated by reason of death or disability, he will receive the Pro-Rated Bonus.
     Effect of a Change in Control. In the event of a “Change in Control” (as defined in the Agreement), the term of the Agreement shall continue for the longer of (i) the remainder of the term of the Agreement or (ii) twelve months (such twelve (12) month period, even if the remainder of the term of the Agreement is a longer period, the “Change in Control Period”) and then automatically renews for successive one-year periods, subject to earlier termination. If during the Change in Control Period, Mr. Jensen terminates his employment for Good Reason or the Company terminates his employment without Cause, Mr. Jensen is generally entitled to receive:
•	a lump sum payment equal to two times the Severance Payment;

•	the Pro-Rated Bonus; and

•	his previously earned and unpaid salary, previously earned and unpaid bonus for the year prior to termination, accrued vacation, unreimbursed business expenses and other accrued benefits.
     In addition to the foregoing, the options under Mr. Jensen’s currently outstanding incentive stock option agreement and any future equity based awards granted to him would become immediately fully vested and exercisable. In addition, the Company would also continue to provide the Insurance Benefits to Mr. Jensen for up to six months following separation.
     Other Protective Provisions. Under the Agreement, Mr. Jensen is subject to certain confidentiality, non-competition, non-solicitation and non-disparagement provisions.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, effective as December 15, 2006, by and between Kitty Hawk, Inc. and Gary L. Jensen

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KITTY HAWK, INC.
By:	/s/ Steven E. Markhoff
	Name:	Steven E. Markhoff
	Title:	Corporate Secretary

Date: March 7, 2007

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, effective as December 15, 2006, by and between Kitty Hawk, Inc. and Gary L. Jensen